Exhibit 99.1
NEWS RELEASE

Contacts:	Kerry McAnistan Investor Relations Assistant Palomar Medical Technologies, Inc. 781-993-2411 ir@palomarmedical.com
PALOMAR TO LAUNCH HOME USE LASER BY SPRING 2011
     BURLINGTON, MA (September 21, 2010)... Palomar Medical Technologies Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced that it would move the launch of its patented, home use, laser for the treatment of periorbital wrinkles by a few months. This is the only laser with over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for the treatment of periorbital wrinkles. OTC clearance allows the laser to be marketed and sold directly to consumers without a prescription.
     Palomar Chief Executive Officer Joseph P. Caruso said, “The change in the timing of our launch is related to the use of lotion with the laser. The laser is in production, and we are building inventory for the launch. The branding and product positioning are complete and deliver a powerful message. We have distribution partners in place and we will take advantage of the additional time to further prepare our marketing, public relations, and communication plans in support of the spring launch.”
     In clinical studies, hundreds of participants used this home-use laser in thousands of treatments and were very pleased with the results. A panel of physicians saw a noticeable reduction in wrinkles in 92% of participants after 4 weeks, and 84% of participants agreed that it appears to eliminate their fine lines after 12 weeks.
     Mr. Caruso continued, “Entering the consumer market has been one of Palomar’s growth strategies for over a decade. Introducing a home-use laser will increase awareness among a much broader base of consumers about the benefits of laser treatment for skin care, engage more people by making laser cosmetic treatments a part of their daily routine, and help to establish periodic laser treatments as an essential element of a new standard of skin care. In addition to opening up the very large, untapped consumer market, we believe the increased awareness will lead to increased interest in professional treatments. This is a revolutionary product which we believe will have a meaningful impact on how people treat their aging skin.”
     About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based cosmetic treatments have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets.
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